Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2011 relating to the consolidated financial statements and schedule of UFP Technologies, Inc. appearing in the Annual Report on Form 10-K of UFP Technologies, Inc. for the year ended December 31, 2010.

/s/ CCR LLP

Westborough, MA
June 15, 2011